UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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FORWARD FUNDS

(Name of Registrant as Specified In Its Charter)

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FORWARD FUNDS

FORWARD LARGE CAP EQUITY FUND

INFORMATION STATEMENT DATED AUGUST 21, 2007

This statement provides information concerning a sub-advisor change for the Forward Large Cap Equity Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

We previously advised you, via supplement dated June 21, 2007 to Forward Funds Investor and Institutional Class Prospectus and Forward Funds Class A and Class C Shares Prospectus dated May 1, 2007, that the Board of Trustees (the “Board”) of Forward Funds (the “Trust”) unanimously voted and approved a change in sub-advisor for the Forward Large Cap Equity Fund (the “Fund”). Under the Investment Company Act of 1940 (the “1940 Act”), a change in sub-advisor requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, LLC (“Forward Management” or the “Advisor”), as the Trust’s advisor, and to the Trust by the Securities and Exchange Commission (“SEC”) on May 1, 2007, Forward Management can hire, terminate and replace, as applicable, sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the sub-advisor change is being provided pursuant to the order.

I.	Background

At an in-person meeting on June 7, 2007, the Board, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) (the “Independent Trustees”), unanimously approved, effective July 11, 2007, Piedmont Investment Advisors, LLC (“Piedmont”) to serve as the new sub-advisor, unanimously approved an investment sub-advisory agreement with Piedmont (“Sub-Advisory Agreement”) and unanimously approved changes to certain investment policies and techniques of the Fund. Piedmont’s appointment as sub-advisor to the Fund was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

From the inception of the Fund on October 31, 2006 through April 30, 2007, Affinity Investment Advisors, LLC (“Affinity”) served as sub-advisor to the Fund pursuant to an Investment Sub-Advisory Agreement dated September 7, 2006. On May 1, 2007, Morgan Stanley Investment Management, Inc. (“MSIM”) acquired substantially all of the assets of Affinity and hired the portfolio managers for the Fund. The Board approved an interim sub-advisory agreement with MSIM, effective as of May 1, 2007, in connection with the Fund. At the June 7, 2007 meeting, the Board approved the termination of the interim sub-advisory agreement with MSIM, effective as of the close of business July 10, 2007.

II.	Board Consideration of New Sub-Advisor

The Board of Trustees of the Trust oversees the management of the series of the Trust (the “Funds”) and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the Funds.

At an in-person meeting of the Board of Trustees held on June 7, 2007, the Board, including a majority of the Independent Trustees approved the Sub-Advisory Agreement on behalf of the Fund among the Trust, Forward Management and Piedmont.

In connection with the June 7, 2007 meeting, the Board, through counsel to the Trust and Independent Trustees and through the administrator of the Trust, requested information to enable the Trustees to evaluate the terms of the Sub-Advisory Agreement. In response, Piedmont provided materials to the Board for its evaluation. In considering whether to initially approve the Sub-Advisory Agreement, the Board also reviewed supplementary information, including comparative industry data with regard to advisory fees and expenses, financial and profitability analysis and investment performance information with respect to Piedmont, and information about the personnel providing investment management and administrative services to the Fund.

Discussed below are the factors the Board considered in approving the Sub-Advisory Agreement. This discussion is not intended to be all-inclusive. The Board reviewed a variety of factors and considered a significant amount of information. The approval determinations were made on the basis of each Board member’s business judgment after consideration of all the information taken as a whole. Individual Board members may have given different weights to certain factors and assigned various degrees of materiality to information in connection with the approval process.

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, principally considered the following factors, among others: (i) the nature, extent and quality of the services to be provided by Piedmont; (ii) the investment performance of Piedmont; (iii) the reasonableness of investment advisory compensation to be paid and a comparative analysis of expense ratios of, and advisory fees paid by, similar funds; (iv) the profits anticipated to be realized by Piedmont from their relationship with the Fund; (v) the extent to which fees to be paid to Forward Management reflect economies of scale; and (vi) if applicable, any benefits derived or to be derived by Piedmont from its relationship with the Fund, such as soft dollar arrangements. The Board also considered the ability of Piedmont to provide an appropriate level of support and resources to the Fund and whether Piedmont has sufficiently qualified personnel. The Board also considered the overall financial soundness of Piedmont as it relates to their ability to provide services to the Fund.

Additional discussion of certain of these factors follows:

A.	Nature, Extent and Quality of Services

The Board considered the benefits to shareholders of retaining Piedmont, particularly in light of the nature, extent and quality of the services anticipated to be provided by Piedmont. The Board considered that Piedmont represented that it had no significant compliance or administrative problems over the past year and that no material deficiencies were found by any independent audit. The Board considered the quality of the management services expected to be provided to the Fund over both the short and long term and the organizational depth and resources of Piedmont, including the background and experience of Piedmont’s senior management and the expertise of and the amount of attention expected to be given to the Fund by the portfolio management team. In this connection, the Board received a presentation from portfolio management personnel from Piedmont and discussed investment results with such personnel. The Board also considered Piedmont’s proposed compliance operations with respect to the Fund, including the assessment of its compliance program by the Trust’s Chief Compliance Officer as required under Rule 38a-1 of the 1940 Act. In conducting its review, the Board was aided by assessments of personnel at Forward Management and the various presentation materials submitted by Piedmont.

The Board concluded that it was satisfied with the nature, extent and quality of the management services expected to be provided by Piedmont.

B.	Investment Performance

The Board considered information about the performance of composites of accounts managed by Piedmont with a strategy similar to the strategy to be utilized by Piedmont with respect to the Fund.

The Board concluded that Piedmont has the ability to provide high quality investment management services to the Fund over the long-term, subject to ongoing review of performance by Forward Management and the Board.

C.	Profitability and Reasonableness of Advisory Compensation

With respect to the fees paid to Piedmont, the Board considered information regarding the advisory fees charged by Piedmont to their other clients, and sub-advisory fees charged by other investment advisors to registered investment companies with similar investment objectives and strategies. The Board noted that sub-advisory fees are paid by Forward Management out of Forward Management’s advisory fee and negotiated between Forward Management and Piedmont.

The Board considered the operating results and financial condition of Piedmont based on the financial information Piedmont had provided. The Trustees noted that it was difficult to accurately determine or evaluate the expected profitability of the Sub-Advisory Agreement because Piedmont managed substantial assets other than the Fund, and further, that any such assessment would involve assumptions regarding Piedmont’s allocation policies, capital structure, cost of capital, business mix and other factors. Additionally, with respect to profitability, the Board considered that Piedmont’s fees will be paid by Forward Management and not the Fund, at a rate negotiated between Forward Management and Piedmont. Based on the information provided and the nature of the negotiation underlying the Sub-Advisory Agreement, the Board concluded that it was reasonable to infer that Piedmont’s expected profitability with respect to the Fund was not excessive.

The Board concluded that the sub-advisory fees charged were reasonable in light of the services provided to the Fund.

D.	Economies of Scale

The Board considered the potential of Forward Management and the Fund to experience economies of scale as the Fund grows in size, but recognized that the existing Fund currently has relatively small asset levels, and that Forward Management has historically subsidized those funds at smaller assets levels. The Board concluded that considering the size and operating history of the Fund and the fee and financial information considered by the Board, the current fee structure reflected in the Sub-Advisory Agreement is appropriate. The Board also noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, and the appropriateness of management fees payable to Forward Management, in the future.

E.	Any Additional Benefits and Other Considerations

The Board considered any benefit to be derived by Piedmont from its proposed relationship with the Fund, including the use of soft dollar arrangements. The Board concluded that any potential benefits to be derived by Piedmont from its relationship with the Fund included benefits which were consistent with those generally derived by sub-advisors to mutual funds.

F.	Conclusion

Based on the Trustees’ deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the Sub-Advisory Agreement is fair and bears a reasonable relationship to the services to be rendered, and (ii) the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, unanimously approved the Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The Sub-Advisory Agreement is substantially similar to the prior interim sub-advisory agreement with MSIM and to the prior sub-advisory agreement with Affinity (collectively, the “Former Sub-Advisory Agreement”).

A.	Duties Under the Sub-Advisory Agreement

Like the Former Sub-Advisory Agreement, subject to the supervision of the Trustees and the Advisor, Piedmont will, in coordination with the Advisor: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations, as stated in the Fund’s current Prospectus and Statement of Additional Information.

B.	Compensation

The Sub-Advisory Agreement entitles Piedmont to be compensated in the same manner and amount as under the Former Sub-Advisory Agreement. The Advisor pays Piedmont a fee based upon the amount of the average daily net assets of the Fund that Piedmont manages:

Fees Payable on Assets	Average Daily Net Assets
0.40%	Up to $500 million
0.375%	Over $500 million up to $1 billion
0.35%	Over $1 billion

The Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current Prospectus of the Fund.

Unlike the Former Sub-Advisory Agreement, the Sub-Advisory Agreement does not contain an expense limitation provision. Under the Former Sub-Advisory

Agreement, the sub-advisor agreed to waive its fee, in proportion to the Advisor, in amounts necessary to maintain the expense cap of the Fund at its current level; provided, that the minimum net fee (i.e., without regard to the expense cap waiver) payable by the Advisor to the Sub-Advisor is one-half of the fee otherwise payable. Under the terms of a letter agreement, Affinity agreed to waive up to its entire fee if necessary to maintain the expense cap of the Fund at its current level. The letter agreement with Affinity expired as of May 1, 2007 and MSIM did not enter into a similar agreement. Under the terms of a letter agreement dated as of July 11, 2007 Piedmont has agreed to waive its entire fee if necessary to maintain the expense cap of the Fund at its current level.

C.	Liability

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that neither Piedmont nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Also like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that the Trust, on behalf of the Fund, will indemnify and hold harmless Piedmont, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

D.	Duration and Termination

The New Sub-Advisory Agreement will remain in effect for an initial term ending January 31, 2008 and from year to year thereafter so long as its continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of the Fund; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the New Sub-Advisory Agreement, or who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval. The prior interim sub-advisory agreement with MSIM had a duration of a maximum of 150 days.

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement will terminate automatically in the event of its assignment.

IV.	Information Regarding Piedmont

Piedmont is a registered investment adviser with assets under management of $1.5 billion as of March 31, 2007. Piedmont is a North Carolina Limited Liability Company. Piedmont is located at 411 West Chapel Hill Street, Suite 1100, Durham, NC 27701.

Piedmont does not serve as investment advisor to any other mutual fund with a similar investment objective to the Fund.

As of March 31, 2007, the chief executive officer and members of the Board of Managers of Piedmont are: Isaac H. Green, President & CEO of Piedmont, Member of Board of Managers; Bert Collins, Chairman of North Carolina Mutual Life Insurance Company, Member of Board of Managers; Victor Hymes, CEO & CIO of Legato Capital Management, Member of Board of Managers; Andy Silton, President of AMS Financial Consulting, LLC, Member of Board of Managers; Dawn Alston Paige, Senior Vice President and Director of Fundamental Analysis for Piedmont, Member of Board of Managers. The business address of each above individual is 411 West Chapel Hill Street, Suite 1100, Durham, NC 27701.

As of March 31, 2007:

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Piedmont Asset Management, LLC, 411 West Chapel Hill Street, Suite 1100, Durham, NC 27701, owned 49.97% of the outstanding voting securities of Piedmont. Isaac Green, 411 West Chapel Hill Street, Suite 1100, Durham, NC 27701, owned 25% of the outstanding voting securities of Piedmont Asset Management, LLC

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Legato Venture Partners, LLC, 433 California Street, 11th Floor, San Francisco, CA 94104, and North Carolina Mutual Life Insurance Company, 411 West Chapel Hill Street, 12th Floor, Durham, NC 27701, each owned greater than 10% of the outstanding voting securities of Piedmont.

V.	Annual Report

The annual report for Forward Funds for the fiscal year ended December 31, 2006 has previously been sent to shareholders. That report and any current semi-annual reports are available upon request without charge as follows: Call or write and copies will be sent to you: Forward Funds, P.O. Box 1345, Denver, CO 80201, (800) 999-6809. Or go to www.forwardfunds.com and download a copy.

VI.	Delivery of Documents to Shareholders Sharing an Address

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 999-6809. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request that the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 999-6809.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 433 California Street, 11th Floor, San Francisco, California 94104. The Fund’s administrator is ALPS Fund Services, Inc. (“AFS”). The Fund’s distributor is ALPS Distributors, Inc. (“ADI”). AFS and ADI are located at 1290 Broadway, Suite 1100, Denver, CO 80203.

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